UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2022

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Southport Drive
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	CTHR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Fiscal 2023 Senior Management Equity Incentive Program

On November 7, 2022, the Compensation Committee approved the Charles & Colvard, Ltd. Fiscal 2023 Senior Management Equity Incentive Program (the “FY2023 Program”), with effect as of July 1, 2022. The FY2023 Program supersedes and replaces all prior management incentive plans or programs for all periods commencing on or after July 1, 2022.

The FY2023 Program provides an incentive opportunity for the Company’s executive officers and senior vice presidents (the “Eligible Employees”) through the grant of an award expressed in “Units” where each Unit shall consist of (i) a restricted stock award representing 65% of the Unit (the “Restricted Stock Component”), to be granted to Eligible Employees upon approval of the FY2023 Program, and (ii) a cash bonus award representing 35% of the Unit (the “Cash Component”), to be paid to Eligible Employees on the later of (a) the payroll date following the Vesting Date (as defined below), or (b) the payroll date following the Compensation Committee’s determination of the Company’s achievement of performance goals. All awards under the FY2023 Program shall be subject to achievement of performance goals.

The value of the Restricted Stock Component of a Unit shall be set on the grant date of the Unit under the FY2023 Program. The value of the Cash Component of a Unit shall be calculated on the Vesting Date of the Unit as the product of 0.35 multiplied by the closing price of one share of the Company’s Common Stock on the Vesting Date (the “Vesting FMV”).

For example, if an award is expressed as 100 Units and all performance goals are achieved at the 100% payout level (as more fully described below), all 100 Units would fully vest. The Restricted Stock Component of the 100 Units would equate to 65 fully vested shares of the Company’s Common Stock. Assuming the Vesting FMV is $2.00, the Cash Component would equate to $70.00 (100 Units multiplied by 0.35 multiplied by $2.00).

For the avoidance of doubt, the Cash Component of a Unit does not represent any security interest in the Company, and does not in any way represent an ownership interest in the Company, nor does it give an Eligible Employee any rights as a shareholder of the Company.

Units granted under the FY2023 Program have both performance and service measures. Achievement of an Eligible Employee’s performance measures shall be measured by the Committee as follows: (1) 65% of each Unit shall be based on the achievement of a Company goal regarding revenue (the “Revenue Measure”); and (2) 35% of each Unit shall be based on the achievement of a Company goal regarding EBITDA (the “EBITDA Measure” and together with the Revenue Measure, the “Company Measures”), all for the period from July 1, 2022 through June 30, 2023 (the “Performance Measurement Period”).

If the Company does not achieve 90% of the Revenue Measure, the Revenue Measure component of each Restricted Stock Component of each Unit shall be forfeited and the Cash Component of each Unit related to such Revenue Measure shall not be paid. The Company must achieve at least 90% of the Revenue Measure in order for the portion of the Unit attributed to the Revenue Measure to be vested/paid, as applicable. Achievement of 90% or 100% of the Revenue Measure shall result in payment of 50% or 75% of the portion of the Unit attributed to the Revenue Measure, respectively. Achievement of revenue rounding to 103% or 110% of the Revenue Measure shall result in payment of 100% or 125% of the portion of the Unit attributed to the Revenue Measure, respectively, so long as the EBITDA Measure is achieved. If the Company does not achieve 100% of the EBITDA Measure, the EBITDA Measure component of each Restricted Stock Component of each Unit shall be forfeited and the Cash Component of each Unit related to such EBITDA Measure shall not be paid. The Company Measures are determined by the Committee and may be modified by the Committee during, and after the end of, the Performance Measurement Period, subject to the terms of the 2018 Plan. In addition, an Eligible Employee must remain in continuous service until July 31, 2023 (the “Vesting Date”) for restrictions to fully lapse on the Restricted Stock Component and for the Cash Component to be paid.

Under the FY2023 Program, the Compensation Committee has granted the Chief Executive Officer 150,000 target Units, the Chief Financial Officer 75,000 target Units, and each Senior Vice President 50,000 target Units. The FY2023 Program also provides the Compensation Committee discretion to make additional awards above the targeted award level in recognition of extraordinary performance. The Restricted Stock Component and the Cash Component of all Units granted pursuant to the FY2023 Program shall be issued under and pursuant to the 2018 Plan.

The foregoing description of the FY2023 Program does not purport to be complete and is qualified in its entirety by reference to the FY2023 Program, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description of Document
10.1	Charles & Colvard, Ltd. Fiscal 2023 Senior Management Equity Incentive Program, effective July 1, 2022 +

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL Document

+	Denotes management contract or compensatory plan or arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

November 9, 2022	By:	/s/ Clint J. Pete
Clint J. Pete
Chief Financial Officer